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                                                                    EXHIBIT 16.1

May 15, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Sensar Corporation
    File No. 0-17020

Dear Sir or Madam:

We have read Item 4 of the Form 8-K/A of Sensar Corporation dated May 15, 2002 and agree with the statements concerning our Firm contained therein, except we are not in a position to agree or disagree with the Company's statements in paragraph(a) that the change was recommended by management and approved by the board of directors, its statements in paragraph(b) regarding its past and current relationship with Rose, Snyder & Jacobs, or its statements relating to the merger that was consummated with VitalStream, Inc.

Very truly yours,


/s/ Grant Thornton LLP